EXHIBIT 99.1

SOUTHERN MISSOURI BANCORP, INC.
CERTIFICATION
OF THE PRINCIPAL EXECUTIVE AND FINANCIAL OFFICER

I, Greg A. Steffens, President, Chief Executive Officer and Chief Financial Officer certify, based on my knowledge, that:

(i)            The compensation committee of Southern Missouri Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers during the period beginning on December 3, 2008 (the date on which the TARP Agreement was executed) and ending with the last day of Southern Missouri Bancorp, Inc.'s fiscal year ended June 30, 2009, senior executive officer (SEO)compensation plans and employee compensation plans and the risks these plans pose to Southern Missouri Bancorp, Inc.;

(ii)           The compensation committee of Southern Missouri Bancorp, Inc. has identified and limited during the period beginning December 3, 2008 and ending on June 30, 2009, the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Southern Missouri Bancorp, Inc. and identified any features in the employee compensation plans that pose risks to Southern Missouri Bancorp, Inc. and limited those features to ensure that Southern Missouri Bancorp, Inc. is not unnecessarily exposed to risks;

(iii)          The compensation committee has reviewed during the period beginning on December 3, 2008 and ending on June 30, 2009, the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of Southern Missouri Bancorp, Inc. to enhance the compensation of an employee and has limited those features;

(iv)          The compensation committee of Southern Missouri Bancorp, Inc. will certify within 120 days of June 30, 2009 to the reviews of the SEO compensation plans and employee compensation plans required under (i)and (iii)above;

(v)           The compensation committee of Southern Missouri Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

    (A)          SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Southern Missouri Bancorp, Inc.;

(B)           Employee compensation plans that unnecessarily expose Southern Missouri Bancorp, Inc. to risks; and

    (C)           Employee compensation plans that could encourage the manipulation of reported earnings of Southern Missouri Bancorp, Inc. to enhance the compensation of an employee;

(vi)          Southern Missouri Bancorp, Inc. has required that bonus payments, if any, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or "clawback" provision during its most recently completed fiscal year if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)         Southern Missouri Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on December 3, 2008 and ending June 30, 2009;

(viii)        Southern Missouri Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on December 3, 2008 and ending June 30, 2009;

(ix)           The board of directors of Southern Missouri Bancorp, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, has provided this policy to Treasury and its primary regulatory agency, and Southern Missouri Bancorp, Inc. and its employees have complied with this policy during the period beginning on December 3, 2008 and ending June 30, 2009, and that any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)            Southern Missouri Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on December 3, 2008 and ending June 30, 2009;

(xi)           Southern Missouri Bancorp, Inc. will disclose the amount, nature, and justification for the offering during the period beginning on December 3, 2008, and ending June 30, 2009, containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (vii);

(xii)          Southern Missouri Bancorp, Inc. will disclose whether Southern Missouri Bancorp, Inc., the board of directors of Southern Missouri Bancorp, Inc., or the compensation committee of Southern Missouri Bancorp, Inc. has engaged during the period beginning on December 3, 2008, and ending on June 30, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)         Southern Missouri Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on December 3, 2008, and ending on June 30, 2009;

(xiv)        Southern Missouri Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Southern Missouri Bancorp, Inc. and Treasury, including any amendments;

(xv)         The following employees are the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in order of level of annual compensation starting with the greatest amount:

SEOs
Name	Title	Employer
Greg A. Steffens	President & CEO	Company & Bank
William Hribovsek	Chief Lending Officer	Bank
William Aslin	Community Bank President	Bank

MHCEs

[The list of MHCEs is not included in this Form 10-K due to personal privacy issues.  The complete list has been provided to the United States Department of the Treasury in accordance with 31 CFR § 30.15.]

; and

(xvi)        I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).

Date:       September 25 ,2009                                              By:             /s/ Greg A. Steffens